EXHIBIT (11)

                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
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                        Computation of Earnings Per Share
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Amounts in millions except per share amounts

                                                           Three Months Ended
                                                              September 30
                                                             2003        2002
                                                          ---------   ----------
BASIC NET EARNINGS PER SHARE
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Net earnings                                              $   1,761    $   1,464
Preferred dividends, net of tax benefit                          33           32
                                                          ---------    ---------
Net earnings available to common shareholders             $   1,728    $   1,432
                                                          =========    =========

Basic weighted average common shares outstanding            1,296.6      1,300.0
                                                          =========    =========

Basic net earnings per common share                       $    1.33    $    1.10
                                                          =========    =========

DILUTED NET EARNINGS PER SHARE
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Net earnings                                              $   1,761    $   1,464
Deduct preferred dividend impact on
       funding of ESOP                                            1            2
                                                          ---------    ---------
Diluted net earnings                                      $   1,760    $   1,462
                                                          =========    =========

Basic weighted average common shares outstanding            1,296.6      1,300.0
Add potential effect of:
       Conversion of preferred shares                          83.4         86.3
       Exercise of stock options                               18.9         21.0
                                                          ---------    ---------

Diluted weighted average common shares outstanding          1,398.9      1,407.3
                                                          =========    =========

Diluted net earnings per common share                     $    1.26    $    1.04
                                                          =========    =========